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                                                                    EXHIBIT 23.3

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Selected Historical Condensed Consolidated Financial Data of Dallas Semiconductor" and "Experts" included in the Proxy Statement of Dallas Semiconductor Corporation that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-56126) of Maxim Integrated Products, Inc. for the registration of 42,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 13, 2000, with respect to the consolidated financial statements of Dallas Semiconductor Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Dallas, Texas
March 5, 2001